Filed pursuant to Rule 433

Registration No. 333-259827

€500,000,000

General Mills, Inc.

0.125% Notes due 2025

Pricing Term Sheet

November 2, 2021

Issuer:	General Mills, Inc.

Issuer Ratings*:	Baa2 / BBB (Moody’s/S&P)

Principal Amount:	€500,000,000

Offering Format:	SEC Registered

Maturity:	November 15, 2025

Price to Public:	99.741%

Yield to maturity:	0.190%

Interest Rate:	0.125% per annum

Spread to Benchmark Bund:	+74.4 basis points

Benchmark Bund:	OBL 0.000% due October 10, 2025

Benchmark Bund Yield / Price	-0.554% / 102.21%

Spread to Mid Swaps:	+30 basis points

Mid Swaps Yield:	-0.110%

Interest Payment Date:	November 15 each year, commencing on November 15, 2022 (short first coupon)

Day Count Convention:	Actual/Actual (ICMA)

Optional Redemption Provisions:

Make-whole call:	Prior to October 15, 2025, make-whole call at Bunds plus 15 basis points plus accrued and unpaid interest to the redemption date.

Par call:	On or after October 15, 2025, at par plus accrued and unpaid interest to the redemption date.

Change of Control Offer to Purchase:	If a change of control triggering event occurs, unless General Mills has exercised its right to redeem the notes, it will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Trade Date:	November 2, 2021

Settlement Date**:	T+10; November 16, 2021

Denominations:	€100,000 and higher multiples of €1,000

CUSIP/ISIN:	370334 CR3 / XS2405467528

Joint Book-Running Managers:	Barclays Bank PLC Goldman Sachs & Co. LLC Merrill Lynch International

Senior Co-Managers:	Credit Suisse International MUFG Securities EMEA plc The Toronto-Dominion Bank

Co-Manager:	Siebert Williams Shank & Co., LLC

Target Market	Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or UK.

*	Note: A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the delivery of the notes should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free at 1-888-603-5847, Goldman Sachs & Co. LLC at 1-212-902-1171 or Merrill Lynch International toll free at 1-800-294-1322.

This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by General Mills, Inc. on November 2, 2021 relating to its Prospectus dated September 27, 2021.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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